Exhibit 4.2

Name of Company:
MECOX LANE LIMITED

MECOX LANE LIMITED
Number:	Number	Ordinary Share(s)
- [no. of shares] -

Incorporated under the laws of the Cayman Islands

Ordinary Share(s):	Share capital is US$1,000,000 divided into 10,000,000,000 Ordinary Shares of a par value of US$0.0001 each
- [no. of shares] -

Issued to: [name of shareholder]	THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the day of 20 by:

Dated

Transferred from:

DIRECTOR

TRANSFER

I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the
undertaking called MECOX LANE LIMITED

To hold the same unto the Transferee

Dated

Signed by the Transferor in the presence of:

Witness	Transferor